NEWS FROM

Petroleum Development Corporation

FOR IMMEDIATE RELEASE: December 14, 2004

CONTACT: Steven R. Williams - (304) 842-3597 http://www.petd.com

Petroleum Development Corporation Names Thomas E. Riley as President

Bridgeport, West Virginia... Petroleum Development Corporation (NASDAQ/NMS PETD) today announced that Thomas E. Riley has been selected as President of the company, filling the position currently held by Steven R. Williams. Mr. Williams will remain CEO and Chairman of PDC.

Mr. Riley joined PDC as a Vice President in 1996 when PDC acquired Riley Natural Gas, a natural gas marketing firm founded by Mr. Riley in 1987. Mr. Riley has continued to serve as president of the Riley Natural Gas subsidiary. In 2003 Mr. Riley was promoted to Executive Vice President, and with responsibilities for the company's natural gas marketing, production and business development activities.

A registered professional engineer, Mr. Riley holds a BS degree in Petroleum Engineering from West Virginia University. Prior to joining PDC he was employed in engineering and management positions with Berea Oil & Gas Corp., Pittsburgh National Bank, and Consolidated Natural Gas Company.

About Petroleum Development Corporation

Petroleum Development Corporation (www.petd.com) is an independent energy company engaged in the development, production and marketing of natural gas. The Company operations are focused in the Rocky Mountains with additional operations in the Appalachian Basin and Michigan. During the third quarter of 2004, the Company was added to the S&P SmallCap 600 Index. Additionally, PDC was added to the Russell 3000 Index of companies in 2003. PDC was named on the FSB: Fortune Small Business Magazine list of America's 100 Fastest-Growing Small Companies in 2001 and 2002.

Certain matters discussed within this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although PDC believes the expectations reflected in such forward- looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, oil and gas prices, drilling program results, drilling results, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in the Company's reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

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103 East Main Street - P. O. Box 26 - Bridgeport, West Virginia - Phone: (304) 842-3597